Exhibit 99.1

Quality Distribution, Inc. Announces First Quarter 2014 Results

— Q1 Revenue of $234.5 Million Up 2.2% Organically Over Prior-Year Quarter —

— Quality Reports Q1 Net Income of $0.11 per Diluted Share —

— Quality Generates Q1 Adjusted Net Income of $0.14 per Diluted Share —

TAMPA, FL – May 5, 2014 – Quality Distribution, Inc. (NASDAQ: QLTY) (“Quality” or the “Company”), a North American logistics and transportation provider with market leading businesses, today reported a 2.2% increase in revenue versus the prior-year period.

The Company reported net income of $3.1 million, or $0.11 per diluted share, for the first quarter ended March 31, 2014, compared to net income of $9.1 million, or $0.34 per diluted share, for the first quarter ended March 31, 2013. The severe weather conditions in many of the Company’s key operating areas during the first quarter had an adverse impact on each business segment.

Adjusted net income for the first quarter of 2014 and 2013 was $3.9 million, or $0.14 per diluted share, in each period. Adjusted net income per diluted share was slightly above the Company’s first quarter 2014 expectations, partially due to a lower effective tax rate. Adjusted results are calculated by excluding pre-tax items not considered part of regular operating activities, which are presented in a reconciliation of net income to adjusted net income in the attached financial exhibits.

“Each of our business segments performed well this quarter once weather conditions improved, resulting in adjusted earnings that met the high end of our expectations,” stated Gary Enzor, Chairman and Chief Executive Officer.” We look forward to carrying this momentum into our stronger seasonal quarters as all indicators point to solid revenue expectations across our segments, most notably in our Chemical business.”

First Quarter 2014 Consolidated Results

Consolidated revenue for the first quarter of 2014 was $234.5 million, an increase of 2.2% versus the same quarter last year. Excluding fuel surcharges, revenue for the first quarter of 2014 increased $5.3 million, or 2.7%, compared to the prior-year period. This revenue improvement was driven primarily by solid growth in our Chemical Logistics segment, which included some positive contribution from new terminals established during the quarter.

On a consolidated basis, Quality reported operating income in the first quarter of 2014 of $12.1 million compared to operating income of $15.4 million in the prior-year period. After adjusting for the non-operating items presented in the attached financial exhibits, first quarter 2014 operating income was slightly below the prior-year quarter driven primarily by an increase in insurance claims in the Chemical Logistics segment, and the effects of the adverse weather in both the Chemical Logistics and Intermodal segments, offset in part by cost-driven improvements in the Energy Logistics segment. Consolidated insurance expense in the current quarter was 2.7% of revenues, or approximately 60 basis points above average levels achieved over the last several quarters, resulting from recent increases in claim frequency and severity. However, insurance expense was still within the Company’s target range of 2 to 3% of total revenue.

Adjusted EBITDA for the first quarter of 2014 was $19.4 million, down $2.0 million compared to the first quarter of 2013, for the previously discussed reasons. A reconciliation of net income to adjusted EBITDA is included in the attached financial exhibits.

First Quarter 2014 Segment Results

Prior to 2014, Quality reported all shared service and corporate expenses within its Chemical Logistics segment. Beginning in 2014, the Company has elected to re-classify certain corporate, shared services and other overhead and legacy costs into a separate segment named “Shared Services” in order to provide added insight into the results of operations for the Chemical Logistics segment. Segment results for the 2013 prior-year quarterly periods were re-classified to conform to the current year presentation and are included in the financial exhibits.

Chemical Logistics

Revenues in the Chemical Logistics segment were $158.8 million in the first quarter of 2014, up $6.1 million or 4.0% versus the first quarter of 2013. Excluding fuel surcharges, revenues increased 5.0%, resulting from higher prices and volumes, which were due in part to the opening of new terminals during the first quarter of 2014. Chemical Logistics shipment demand continues to be strong. The Company is aggressively broadening its driver recruiting efforts and adding trailer capacity to meet increasing requirements from customers.

Operating income in the Chemical Logistics segment was $17.1 million, down $1.4 million versus the comparable prior-year period, and down $1.7 million after excluding non-operating items. Positive contribution from higher revenues in the quarter was offset primarily by $1.7 million of increased insurance expenses.

Energy Logistics

Revenues in the Energy Logistics segment during the first quarter of 2014 were $38.9 million, down $2.2 million versus the prior-year period. Transportation revenues were flat due to reduced new drilling activity and adverse weather conditions in the Bakken shale region, which were offset by increased volumes in the Eagle Ford shale region and revenue from new markets. Service revenues declined due to lower disposal well volumes.

The Energy Logistics segment reported operating income of $0.2 million in the first quarter of 2014, compared to an operating loss of $0.5 million in the prior-year period. After adjusting for $1.1 million of cash and non-cash reorganization costs, operating income in the first quarter of 2014 was $1.3 million, up $1.8 million versus the prior-year period. Higher profitability was achieved in nearly all shales due to lower operating costs and better asset efficiency. Energy Logistics adjusted EBITDA for the first quarter of 2014 was $3.4 million, up $0.9 million versus the prior-year period and up $0.8 million compared to the fourth quarter of 2013.

Intermodal

First quarter 2014 revenues in the Intermodal segment were $36.6 million, up $1.0 million or 2.8% versus the prior-year period. Excluding fuel surcharges, revenues for the first quarter increased $0.8 million, or 2.5%, primarily due to increases in transportation revenue. Revenues from depot services fell slightly versus last year’s first quarter, as prior-period results reflected extremely strong repair and storage business.

Operating income in the Intermodal segment was $5.3 million, down $0.6 million versus the prior-year period. This decline was principally due to adverse weather conditions, which particularly impacted the segment’s three largest terminals. On a sequential basis, however, Intermodal rebounded strongly from the fourth quarter of 2013 as operating income increased 38%.

Shared Services

Shared Services consists of certain corporate and overhead costs, including information technology, driver recruiting, accounting, stock-based compensation, pension, environmental and other corporate headquarters costs. For the first quarter of 2014, Shared Services costs totaled $10.4 million, compared to $8.4 million in the prior-year period. Excluding prior-year period severance costs and a gain on the sale of property, Shared Services expenses were down slightly.

Summary

Mr. Enzor, continued, “We made great progress in expanding our Chemical footprint by opening several new terminals so far this year. We opened new locations in Denver, West Texas, Houston and Indianapolis, and also expanded into a new Pennsylvania market. The outlook for Chemical Logistics remains strong and we are well positioned to capitalize on new opportunities. We expect our Intermodal business to continue its positive momentum with steady but increasing growth. Our Energy business showed signs of improvement this quarter due to cost containment efforts, a continued focus on asset utilization and by affiliating our Oklahoma and Wyoming operations. The Energy business is still in transition and we are committed to improving our operating performance throughout 2014.”

Second Quarter 2014 Earnings Expectations

For the second quarter of 2014, Quality expects adjusted earnings per diluted share to be in the range of $0.18 to $0.22; the Company’s expectations for the full year 2014 remain unchanged at a range of $0.70 to $0.80 of adjusted earnings per diluted share. These estimates assume a 39% tax rate, and exclude any impacts from non-operating items, reorganization expenses in the Energy Logistics business, and costs related to any potential debt refinancing activity.

Balance Sheet and Cash Flow

The Company generated operating cash flow for the first quarter of 2014 of $1.4 million, versus $8.6 million in the prior-year period. The change was driven primarily by an increase in accounts receivable resulting from growth in our Chemical Logistics segment in the first quarter of 2014. Borrowing availability under the Company’s ABL Facility was $86.3 million at March 31, 2014. This represents an increase of $12.0 million versus December 31, 2013, and an increase of $21.6 million from March 31, 2013.

Net capital expenditures for the first quarter of 2014 were $7.6 million, as a large percentage of our expected tank trailer deliveries to support Chemical growth were scheduled early in the year. The Company revised its net capital expenditure expectation upward for 2014 due to growth opportunities and raised its range to $10.0 to $15.0 million. Based on the upward revision of the Company’s net capital expenditure forecast, Quality also revised its expectation of free cash flow to be in the range of $46.0 to $50.0 million.

“Our first quarter capital spending reflects the immediate needs of our growing Chemical Logistics segment and our objective to ensure we have adequate tank capacity to support our customers. We continue to evaluate our asset base in all segments of our business, and we will likely incur further sales of idle or under-utilized equipment in the Energy Logistics segment during the year,” said Joe Troy, Chief Financial Officer. “Asset utilization remains a high priority for us, especially within our Energy Logistics segment, and we will continue to aggressively reposition or divest non-core or sub-optimal assets. As we have stated previously, while further asset sales could result in future non-cash operating losses, the benefits to our balance sheet, profit profile and return expectations far outweigh those costs.”

Mr. Troy continued, “We typically build working capital in the first half of the year and generate operating cash in the second half of the year. We expect to see greater reductions in leverage during the second half of the year and further reduce our cost of capital as we position ourselves for a potential debt refinancing later this year.”

Quality will host a conference call for equity analysts and investors to discuss these results on Monday, May 5, 2014 at 10:00 a.m. Eastern Time. The toll free dial-in number is 888-686-9699; the toll number is 913-312-1496; the passcode is 3288237. A replay of the call will be available through June 4, 2014, by dialing 888-203-1112; the passcode is 3288237. A webcast of the conference call may be accessed in the Investor Relations section of Quality’s website. Copies of the earnings release and other financial information about Quality may also be accessed in the Investor Relations section of Quality’s website at www.qualitydistribution.com. The Company regularly posts or otherwise makes available information within the Investor Relations section that may be important to investors.

About Quality

Headquartered in Tampa, Florida, Quality operates the largest chemical bulk logistics network in North America through its wholly-owned subsidiary, Quality Carriers, Inc., and is the largest North American provider of intermodal tank container and depot services through its wholly-owned subsidiary, Boasso America Corporation. Quality also provides logistics and transportation services to the unconventional oil and gas industry including crude oil, fresh water and production fluids, through its wholly-owned subsidiaries, QC Energy Resources, Inc. and QC Environmental Services, Inc. Quality’s network of independent affiliates and independent owner-operators provides nationwide bulk transportation and related services. Quality is an American Chemistry Council Responsible Care® Partner and is a core carrier for many of the Fortune 500 companies that are engaged in chemical production and processing.

This press release contains certain forward-looking information that is subject to the safe harbor provisions created by the Private Securities Litigation Reform Act of 1995. Forward-looking information is any statement other than a statement of historical fact and includes our 2014 Outlook. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those expected or projected in the forward-looking statements. Without limitation, risks and uncertainties regarding forward-looking statements include (1) the effect of local, national and international economic, credit, capital and labor market conditions on the economy in general, on our ability to obtain desired debt financing and on the particular industries in which we operate, including excess capacity in the industry, changes in fuel and insurance prices, interest rate fluctuations, and downturns in customers’ business cycles and shipping requirements; (2) our substantial leverage and our ability to make required payments and comply with restrictions contained in our debt arrangements or to otherwise generate sufficient cash flow from operations or borrowing under our ABL Facility to fund our liquidity needs; (3) competition and rate fluctuations, including fluctuations in prices and demand for transportation services as well as for commodities such as natural gas and oil; (4) our reliance on independent affiliates and independent owner-operators; (5) our liability related to third party equipment leasing programs; (6) a shift away from or slowdown in production in the shale regions in which we have energy logistics operations; (7) our liability as a self-insurer to the extent of our deductibles as well as changing conditions and pricing in the insurance marketplace; (8) increased unionization, which could increase our operating costs or constrain operating flexibility; (9) changes in, or our inability to comply with, governmental regulations and legislative changes affecting the transportation industry generally or in the particular segments in which we operate;(10) federal and state legislative and regulatory initiatives, which could result in increased costs and additional operating restrictions upon us or our oil and gas frac shale energy customers; (11) our ability to access and use disposal wells and other disposal sites and methods in our energy logistics business; (12) our ability to comply with current and future environmental regulations and the increasing costs relating to environmental compliance; (13) potential disruptions at U.S. ports of entry; (14) diesel fuel prices and our ability to recover costs through fuel surcharges; (15) our ability to attract and retain qualified drivers;(16) terrorist attacks and the cost of complying with existing and future anti-terrorism security measures; (17) our dependence on senior management; (18) the potential loss of our ability to use net operating losses to offset future income; (19) potential future impairment charges; (20) our ability to successfully identify acquisition opportunities, consummate such acquisitions and successfully integrate acquired businesses and converted independent affiliates and achieve the anticipated benefits and synergies of acquisitions and conversions, the effects of the acquisitions and conversions on the acquired businesses’ existing relationships with customers, governmental entities, independent affiliates, independent owner-operators and employees, and the impact that acquisitions and conversions could have on our future financial results and business performance and other future conditions in the market and industry from the acquired businesses; (21) our ability to execute plans to profitably operate in the transportation business and disposal well business within the energy logistics market; (22) our success in entering new markets; (23) adverse weather conditions; (24) disruptions of our information technology and communications systems; (25) our liability for our proportionate share of unfunded vested benefit liabilities, particularly in the event of our withdrawal from any of our multi-employer pension plans; (26) the assumptions underlying our expectations of financial results in 2014; and (27) changes in planned or actual capital expenditures due to operating needs, changes in regulation, covenants in our debt arrangements and other expenses, including interest expense. Readers are urged to carefully review and consider the various disclosures regarding these and other risks and uncertainties, including but not limited to risk factors contained in Quality Distribution, Inc.‘s Annual Report on Form 10-K for the year ended December 31, 2013 and its Quarterly Reports on Form 10-Q, as well as other reports filed with the Securities and Exchange Commission. Quality disclaims any obligation to update any forward-looking statement, whether as a result of developments occurring after the date of this release or for any other reasons.

Contact:	Joseph J. Troy
Executive Vice President and Chief Financial Officer
800-282-2031 ext. 7195

QUALITY DISTRIBUTION, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In 000’s) Except Per Share Data

Unaudited

	Three months ended March 31,
	2014	2013
OPERATING REVENUES:
Transportation	$170,556	$163,994
Service revenue	32,187	33,454
Fuel surcharge	31,744	31,974

Total operating revenues	234,487	229,422

OPERATING EXPENSES:
Purchased transportation	157,619	142,872
Compensation	21,255	26,470
Fuel, supplies and maintenance	23,130	27,129
Depreciation and amortization	5,495	6,693
Selling and administrative	7,258	7,479
Insurance costs	6,271	4,497
Taxes and licenses	936	832
Communication and utilities	932	1,095
Gain on disposal of property and equipment	(511)	(3,089)

Total operating expenses	222,385	213,978

Operating income	12,102	15,444

Interest expense	7,364	7,723
Interest income	(124)	(211)
Other expense (income)	157	(6,972)

Income before income taxes	4,705	14,904
Provision for income taxes	1,632	5,760

Net income	$3,073	$9,144

PER SHARE DATA:
Net income per common share
Basic	$0.11	$0.34

Diluted	$0.11	$0.34

Weighted average number of shares
Basic	27,090	26,625
Diluted	27,970	27,134

QUALITY DISTRIBUTION, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In 000’s)

Unaudited

	March 31, 2014	December 31, 2013
ASSETS
Current assets:
Cash and cash equivalents	$1,864	$1,957
Accounts receivable, net	138,453	120,932
Prepaid expenses	15,424	13,401
Deferred tax asset, net	22,220	20,709
Other current assets	10,554	9,919

Total current assets	188,515	166,918

Property and equipment, net	165,964	170,114
Assets held-for-sale	3,379	1,129
Goodwill	32,955	32,955
Intangibles, net	15,792	16,149
Non-current deferred tax asset, net	28,255	31,401
Other assets	8,290	8,583

Total assets	$443,150	$427,249

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current liabilities:
Current maturities of indebtedness	$2,069	$8,692
Current maturities of capital lease obligations	678	1,888
Accounts payable	12,143	10,248
Independent affiliates and independent owner-operators payable	20,850	14,398
Accrued expenses	33,831	30,580
Environmental liabilities	3,449	3,818
Accrued loss and damage claims	9,541	8,532

Total current liabilities	82,561	78,156

Long-term indebtedness, less current maturities	379,529	369,730
Capital lease obligations, less current maturities	407	2,995
Environmental liabilities	4,479	4,479
Accrued loss and damage claims	11,263	10,747
Other non-current liabilities	16,158	17,393

Total liabilities	494,397	483,500

SHAREHOLDERS’ DEFICIT
Common stock	443,882	441,877
Treasury stock	(11,004)	(10,557)
Accumulated deficit	(267,432)	(270,505)
Stock recapitalization	(189,589)	(189,589)
Accumulated other comprehensive loss	(27,104)	(27,477)

Total shareholders’ deficit	(51,247)	(56,251)

Total liabilities and shareholders’ deficit	$443,150	$427,249

QUALITY DISTRIBUTION, INC. AND SUBSIDIARIES

SEGMENT OPERATING RESULTS

(In 000’s)

Unaudited

The Company has three reportable business segments for financial reporting purposes that are distinguished primarily on the basis of services offered. Prior to 2014, Quality reported all shared service and corporate expenses within its Chemical Logistics segment. Beginning in 2014, the Company has elected to re-classify certain corporate, shared services and other overhead and legacy costs into a separate segment named “Shared Services” in order to provide added insight into the results of operations for the Chemical Logistics segment. Segment results for prior-year periods were reclassified to conform to the current year presentation:

•	Chemical Logistics, which consists of the transportation of bulk chemicals primarily through our network that includes independent affiliates and company-operated terminals, and equipment rental income;

•	Energy Logistics, which consists primarily of the transportation of fresh water, disposal water, and crude oil for the unconventional oil and gas market, through company-operated terminals and independent affiliates, and equipment rental income;

•	Intermodal, which consists of Boasso’s intermodal ISO tank container transportation and depot services supporting the international movement of bulk liquids; and

Shared Services, which consists of corporate and shared services overhead costs, including information technology, driver recruiting, accounting, stock-based compensation, pension, environmental and other corporate headquarters costs.

	Three Months Ended March 31, 2014
	Chemical Logistics (a)	Energy Logistics (b)	Intermodal	Shared Services	Total
Operating Revenues:
Transportation	$114,623	$36,979	$18,954	$—	$170,556
Service revenue	17,143	1,946	12,974	124	32,187
Fuel surcharge	27,052	—	4,692	—	31,744

Total operating revenues	$158,818	$38,925	$36,620	$124	$234,487

Segment revenue % of total revenue	67.8%	16.6%	15.6%	—	100.0%
Segment operating income (loss)*	$18,629	$2,736	$6,072	$(10,351)	$17,086
Depreciation and amortization	2,447	2,133	818	97	5,495

Other (income) expense	(948)	437	—	—	(511)

Operating income (loss)	$17,130	$166	$5,254	$(10,448)	$12,102

	Three Months Ended March 31, 2013
	Chemical Logistics (c)	Energy Logistics	Intermodal	Shared Services (d)	Total
Operating Revenues:
Transportation	$109,068	$36,930	$17,996	$—	$163,994
Service revenue	16,374	3,921	13,140	19	33,454
Fuel surcharge	27,262	233	4,479	—	31,974

Total operating revenues	$152,704	$41,084	$35,615	$19	$229,422

Segment revenue % of total revenue	66.6%	17.9%	15.5%	—	100.0%
Segment operating income (loss)*	$20,411	$2,714	$6,668	$(10,745)	$19,048
Depreciation and amortization	2,762	3,001	808	122	6,693
Other (income) expense	(883)	220	—	(2,426)	(3,089)

Operating income (loss)	$18,532	$(507)	$5,860	$(8,441)	$15,444

(a)	Operating income in the Chemical Logistics segment during the three months ended March 31, 2014 includes $0.2 million of independent affiliate conversion costs.
(b)	Operating income in the Energy Logistics segment during the three months ended March 31, 2014 includes $1.1 million of energy reorganization costs.
(c)	Operating income in the Chemical Logistics segment during the three months ended March 31, 2013 includes $0.5 million of independent affiliate conversion and severance costs.
(d)	Operating income in the Shared Services segment during the three months ended March 31, 2013 includes $2.6 million of gains on property sales and $0.4 million of severance costs.

Summarized segment operating results for the remaining quarters and year ended 2013 are as follows: (in thousands):

	Three Months Ended June 30, 2013
	Chemical Logistics	Energy Logistics	Intermodal	Shared Services	Total
Operating Revenues:
Transportation	$113,206	$42,572	$18,869	$—	$174,647
Service revenue	16,629	2,500	13,283	293	32,705
Fuel surcharge	27,189	40	4,715	—	31,944

Total operating revenues	$157,024	$45,112	$36,867	$293	$239,296

Segment revenue % of total revenue	65.6%	18.9%	15.4%	0.1%	100.0%
Segment operating income (loss)*	$21,023	$4,845	$6,664	$(10,203)	$22,329
Depreciation and amortization	2,885	2,892	828	124	6,729
Impairment charge	—	55,692	—	—	55,692
Other expense	88	1,376	74	53	1,591

Operating income (loss)	$18,050	$(55,115)	$5,762	$(10,380)	$(41,683)

	Three Months Ended September 30, 2013
	Chemical Logistics	Energy Logistics	Intermodal	Shared Services	Total
Operating Revenues:
Transportation	$112,704	$40,819	$18,376	$—	$171,899
Service revenue	17,417	2,264	12,359	129	32,169
Fuel surcharge	27,049	—	4,554	—	31,603

Total operating revenues	$157,170	$43,083	$35,289	$129	$235,671

Segment revenue % of total revenue	66.7%	18.3%	15.0%	—	100.0%
Segment operating income (loss)*	$19,892	$2,432	$5,417	$(10,820)	$16,921
Depreciation and amortization	2,743	2,603	854	118	6,318
Other (income) expense	(2,602)	1,648	(15)	(45)	(1,014)

Operating income (loss)	$19,751	$(1,819)	$4,578	$(10,893)	$11,617

	Three Months Ended December 31, 2013
	Chemical Logistics	Energy Logistics	Intermodal	Shared Services	Total
Operating Revenues:
Transportation	$107,186	$40,293	$17,075	$—	$164,554
Service revenue	17,609	1,932	11,707	189	31,437
Fuel surcharge	25,345	—	4,085	—	29,430

Total operating revenues	$150,140	$42,225	$32,867	$189	$225,421

Segment revenue % of total revenue	66.6%	18.7%	14.6%	0.1%	100.0%
Segment operating income (loss)*	$18,820	$643	$4,425	$(9,983)	$13,905
Depreciation and amortization	2,757	2,677	832	115	6,381
Impairment charge	—	35,604	—	—	35,604
Other (income) expense	(837)	1,565	(220)	(446)	62

Operating income (loss)	$16,900	$(39,203)	$3,813	$(9,652)	$(28,142)

	Year Ended December 31, 2013
	Chemical Logistics	Energy Logistics	Intermodal	Shared Services	Total
Operating Revenues:
Transportation	$442,164	$160,614	$72,316	$—	$675,094
Service revenue	68,029	10,617	50,489	630	129,765
Fuel surcharge	106,845	273	17,833	—	124,951

Total operating revenues	$617,038	$171,504	$140,638	$630	$929,810

Segment revenue % of total revenue	66.4%	18.4%	15.1%	0.1%	100.0%
Segment operating income (loss)*	$80,146	$10,634	$23,174	$(41,751)	$72,203
Depreciation and amortization	11,147	11,173	3,322	479	26,121
Impairment charge	—	91,296	—	—	91,296
Other (income) expense	(4,234)	4,809	(161)	(2,864)	(2,450)

Operating income (loss)	$73,233	$(96,644)	$20,013	$(39,366)	$(42,764)

*	Segment operating income (loss) reported in the business segment tables above excludes amounts such as depreciation and amortization and gains and losses on disposal of property and equipment.

RECONCILIATION OF NET INCOME TO ADJUSTED NET INCOME, EBITDA AND ADJUSTED EBITDA AND RECONCILIATION OF NET INCOME PER SHARE TO ADJUSTED NET INCOME PER SHARE

For the Three Months Ended March 31, 2014 and 2013

(In 000’s)

Unaudited

Adjusted Net Income and Adjusted Net Income per Share, EBITDA and Adjusted EBITDA are not measures of financial performance or liquidity under United States Generally Accepted Accounting Principles (“GAAP”). Adjusted Net Income and Adjusted Net Income per Share, EBITDA and Adjusted EBITDA are presented herein because they are important metrics used by management to evaluate and understand the performance of the ongoing operations of Quality’s business. For the three months ended March 31, 2014 and 2013 Adjusted Net Income, management uses the Company’s actual effective tax rate of 34.7%, and 38.6%, respectively, for calculating the provision for income taxes. In addition, in arriving at Adjusted Net Income and Adjusted Net Income per Share, the Company adjusts for significant items that are not part of regular operating activities. These adjustments include energy reorganization costs, severance costs, independent affiliate conversion costs, gains on disposition of properties and earnout adjustments.

EBITDA is a component of the measure used by Quality’s management to facilitate internal comparisons to competitors’ results and the bulk transportation, chemical and energy logistics and intermodal industries in general. We believe that financial information based on GAAP for businesses, such as Quality’s, should be supplemented by EBITDA so investors better understand the financial information in connection with their evaluation of the Company’s business. This measure addresses variations among companies with respect to capital structures and cost of capital (which affect interest expense) and differences in taxation and book depreciation of facilities and equipment (which affect relative depreciation expense), including significant differences in the depreciable lives of similar assets among various companies. Accordingly, EBITDA allows analysts, investors and other interested parties in the bulk transportation, logistics and intermodal industries to facilitate company-to-company comparisons by eliminating some of the foregoing variations. EBITDA as used herein may not, however, be directly comparable to similarly titled measures reported by other companies due to differences in accounting policies and items excluded or included in the adjustments, which limits its usefulness as a comparative measure. To calculate EBITDA, Net Income is adjusted for the provision for income taxes, depreciation and amortization and net interest expense. To calculate Adjusted EBITDA, we calculate EBITDA from Net Income, which is then further adjusted for items that are not part of regular operating activities, including energy reorganization costs, severance costs, independent affiliate conversion costs, gains on disposition of properties, earnout adjustments and other non-cash items such as non-cash stock-based compensation. Adjusted Net Income and Adjusted Net Income per Share, EBITDA and Adjusted EBITDA should not be considered in isolation or as a substitute for the consolidated statements of operations prepared in accordance with GAAP, or as an indication of Quality’s operating performance or liquidity.

Net Income Reconciliation:	Three months ended March 31,
	2014	2013

Net income	$3,073	$9,144

Net income per common share:
Basic	$0.11	$0.34

Diluted	$0.11	$0.34

Weighted average number of shares:
Basic	27,090	26,625
Diluted	27,970	27,134

Reconciliation:

Net income	$3,073	$9,144

Adjustments to net income:
Provision for income taxes	1,632	5,760
Energy Segment reorganization costs	1,100	—
Severance costs	—	586
Independent affiliate conversion costs	222	257
Gain on property dispositions	—	(2,577)
Earnout adjustment	—	(6,800)

Adjusted income before income taxes	6,027	6,370
Provision for income taxes at 34.7% and 38.6%, respectively	2,091	2,459

Adjusted net income	$3,936	$3,911

Adjusted net income per common share:
Basic	$0.15	$0.15

Diluted	$0.14	$0.14

Weighted average number of shares:
Basic	27,090	26,625
Diluted	27,970	27,134

EBITDA and Adjusted EBITDA:	Three months ended March 31,
	20142013

Net income	$3,073	$9,144

Adjustments to net income:
Provision for income taxes	1,632	5,760
Depreciation and amortization	5,495	6,693
Interest expense, net	7,240	7,512

EBITDA	17,440	29,109

Energy Segment reorganization costs	1,052	—
Severance costs	—	437
Independent affiliate conversion costs	222	257
Gain on property dispositions	—	(2,577)
Earnout adjustment	—	(6,800)
Non-cash stock-based compensation	671	1,007

Adjusted EBITDA	$19,385	$21,433